Exhibit 10.5
CHANGE IN CONTROL SEVERANCE AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”) dated as of February 15, 2018 (the “Effective Date”) between CONSOL Energy Inc. CNX Center, 1000 CONSOL Energy Drive, Suite 100 Canonsburg, Pennsylvania 15317, a Delaware corporation (the “Company”), and Kurt R. Salvatori (the “Executive”).
RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Executive, to provide the Executive with an incentive to continue his employment, and to motivate the Executive to achieve and exceed performance goals. The Board also believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by certain involuntary terminations of employment absent Cause (as defined below), to encourage the Executive’s full attention and dedication to the Company currently, and to provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. In addition, the success of the Company’s business depends in part on the preservation of its confidential information, trade secrets and goodwill in the markets in which it competes. The Board and Executive have agreed to certain reasonable restrictions on Executive’s post-employment activities to protect these legitimate business interests. Therefore, in order to accomplish these objectives, the Board caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, and/or (iii) an affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
“Base Salary” has the meaning set forth in Section 4.01.
“Cause” means (a) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (b) the Executive’s conviction of, or plea of guilty or nolo contendere to, (i) any felony, or (ii) any misdemeanor involving fraud, embezzlement or theft; (c) the Executive’s intentional failure or refusal to perform his duties and responsibilities with the Company, without the same being corrected within fifteen (15) days after being given written notice thereof; (d) the material breach by the Executive of any of the covenants contained in Articles 6 or 7 of this Agreement; (e) the Executive’s willful violation of any material provision of the Company’s code of conduct for executives and management employees; or (f) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. The Executive may be terminated for Cause hereunder only by majority vote of all members of the Board (other than the Executive if applicable).

“Change in Control” means the occurrence of any of the following events:

(i)any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the total fair market value of the then-outstanding shares of common stock of the Company or combined voting power of the then-outstanding voting securities of the Company (the "Voting Stock") entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection(i) or Section 1.01(d)(i), the following will not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company of Voting Stock, (C) any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (“Subsidiary”), (D) any acquisition of Voting Stock by an underwriter holding securities of the Company in connection with a public offering thereof, or (E) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii), below;

(ii)individuals who constitute the Board as of the Effective Date of the Change in Control (the "Incumbent Board," as modified by this subsection (ii), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board including, without limitation, through the use of any proxy access procedures contained in the Company’s organizational documents.

(iii)the consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly-owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person other than the Company beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all "acquisitions" described in subsections (A) - (C) of subsection (i) above, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(iv)the stockholders of the Company approve a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii).

Provided, however, solely with respect to any payment under this Agreement that is subject to Section 409A of the Code (and not exempt therefrom), and for which a Change in Control is a distribution event for purposes of such payment, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) of the Code.

Notwithstanding anything to the contrary in the foregoing, a transaction will not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s Voting Stock immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.
“COBRA” has the meaning set forth in Section 5.04(a).
“COBRA Continuation Period” has the meaning set forth in Section 5.04(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Customer” means any person or entity for which the Company or its Affiliates mined, extracted, developed, marketed, or sold coal to during the Term of Agreement or about whom Executive received proprietary confidential information or trade secrets.
“Date of Termination” has the meaning set forth in Section 5.06.

“Good Reason” means, without the Executive’s written consent, (a) the adverse change in the Executive’s position with the Company or the material diminution of the Executive’s duties or responsibilities, including the assignment of any duties and responsibilities materially inconsistent with his position (but excluding any loss of any position with any subsidiary of the Company to which the Executive is not separately compensated); (b) a material reduction in the Executive’s Base Salary (excluding any reduction that is generally applicable to all or substantially all executive officers of the Company); or (c) the relocation of the Executive’s principal work location to a location that increases the Executive’s normal work commute by fifty (50) miles or more as compared to the Executive's normal work commute immediately prior to the change, or that the Executive’s required travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties of the Executive’s job is materially increased during the Employment Period. Notwithstanding the forgoing, in order for the Executive to terminate for Good Reason: (i) the Executive must give written notice to the Company of his intention to terminate his employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission, (ii) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Notice Period”), and (iii) such termination must occur within sixty (60) days after the expiration of the Notice Period.

“Incentive Pay” means the greater of: (i) the Executive’s Target Bonus for which the Executive was eligible during the period that includes the Date of Termination, or (ii) the average of the annual bonuses actually paid by the Company to the Executive for the three years prior to the year that includes the Date of Termination. For purposes of this definition, “Target Bonus” means 100% of the amount established under the Company’s short term incentive plan, and any other annual bonus, applicable incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the Company is deemed to constitute a Target Bonus. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, long term incentive programs or similar plans, arrangement or grants, one-time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company or any of its Affiliates for the benefit of the Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.
“Notice of Termination” has the meaning set forth in Section 5.05.
“Prospective Customer” means any person or entity that is not a Customer but with respect to whom the Company or its Affiliates conducted, prepared, or submitted any proposal, written work product or marketing material during the Term of Agreement or about whom the Executive received proprietary confidential information or trade secrets.
“Release” has the meaning set forth in Sections 5.01 and 5.02.
“Restricted Territory” means the counties, towns, cities, states or other political subdivisions of any country in which the Company or its Affiliates operates or does business.

ARTICLE 2
EMPLOYMENT
SECTION 2.01. Employment. Executive’s employment with the Company is at-will, meaning that either the Company or the Executive may terminate the employment relationship at any time, and for any reason or no reason at all. Executive acknowledges that his employment is for no set or guaranteed period of time, and that no employee of the Company can promise to keep Executive employed for any guaranteed period of time or otherwise alter Executive’s at-will status; provided, however, that the Executive shall be entitled to certain compensation and benefits upon a termination event described in Sections 5.01 and 5.02 below.
SECTION 2.02. Term of Agreement. The term of this Agreement shall commence on the Effective Date hereof and continue until December 31, 2019; provided, however, that commencing on January 1, 2020, and each January 1 thereafter, the Agreement shall automatically be extended until the next following December 31, unless the Company gives notice not later than October 31 of the preceding year that it does not wish to extend this Agreement; provided, further, that regardless of any such notice by the Company, (1) this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control occurs during the period that this Agreement is in effect, and (2) in the event of the Executive’s termination of employment by the Company other than for Cause (including non-renewal), the Executive shall have received from the Company payment of the benefits described in this Agreement under Section 5.01 or 5.02, as applicable.
ARTICLE 3
POSITION AND DUTIES
SECTION 3.01. Position and Duties. As of the Effective Date, the Executive shall serve as the Chief Administrative Officer of the Company. In such capacity, the Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer (“CEO”); provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company.
SECTION 3.02. Certain Representations. The Executive hereby represents to the Company that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound.
ARTICLE 4
BASE SALARY AND BENEFITS
SECTION 4.01. Base Salary. The Executive will receive an annual base salary (the “Base Salary”) established by Company payable in accordance with the normal payroll practices of the Company. For purposes of Sections 5.01 and 5.02, Base Salary shall mean the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding the Executive’s Date of Termination.
SECTION 4.02. Bonuses. In addition to the Base Salary, the Executive shall be eligible to receive an annual cash bonus in accordance with a plan/program and on such terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.
SECTION 4.03. Long Term Incentive Plan. The Executive shall also be eligible to participate in any long-term incentive compensation plan maintained by the Company on the terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.
SECTION 4.04. Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit and fringe benefit plans and arrangements made available by the Company to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

ARTICLE 5
TERMINATION
SECTION 5.01. Termination Without Cause, Absent a Change in Control. If the Company terminates the Executive’s employment without Cause, provided the Executive has delivered a signed Release of claims reasonably satisfactory to the Company (the “Release”) to the Company substantially in the form of Annex A hereto pursuant to the notice provision of Section 9.07 within thirty (30) days of the Date of Termination and not revoked the Release within the seven-day revocation period provided for in the Release, the Executive shall be paid solely:
(i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company’s bonus program but not yet paid;
(ii) an amount equal to 1 times the Base Salary;
(iii) a pro-rata portion of the Executive’s Incentive Pay for the year of termination, calculated by reference to the number of days during the year of the Executive’s termination during which he was employed by the Company;

(v) any amounts earned, accrued or owing but not yet paid to the Executive as of the Date of Termination, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company or any of its Affiliates.
(vi) Medical benefits shall be as provided in Section 5.04 below.
The amounts described in clauses (i) through (v) above will be paid in a single lump sum within 10 days after the Date of Termination; provided, however, that no amount shall be paid until expiration of the seven-day statutory revocation period with respect to the release referred to in this Section 5.01 above; provided that the Executive shall be entitled to any unpaid amounts in clauses (i ) through (v) only if the Executive has not breached and does not breach the provisions of Sections 6.01 and 7.01 hereof. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program. Notwithstanding the foregoing, if a termination of employment results in severance benefits being paid under a separate change in control agreement (or any successor thereto), no amounts or benefits will be paid to the Executive under this Section 5.01 or 5.04.
SECTION 5.02. Termination for Good Reason, Without Cause, in connection with a Change in Control. If the Company terminates the Executive for any reason absent Cause, or the Executive terminates employment for Good Reason, within ninety (90) days prior to the occurrence of a Change in Control, or within two (2) years following a Change in Control, provided the Executive has delivered a signed Release pursuant to the notice provision of Section 9.07 within thirty (30) days of the Date of Termination and not revoked the Release within the seven-day revocation period provided for in the Release, the Executive shall be paid solely
(i) Base Salary through the Date of Termination and any annual bonus awarded in accordance with the Company’s bonus program but not yet paid;
(ii) an amount equal to 2 times the Base Salary and Incentive Pay;
(iii) a pro-rata portion of the Executive’s Incentive Pay for the year of termination, calculated by reference to the number of days during the year of the Executive’s termination during which he was employed by the Company;
(iv) a lump sum payment of $25,000 in order to cover the cost of outplacement assistance services for the Executive and other expenses associated with seeking another employment position.

(v) a lump sum cash payment equal to the total amount that the Executive would have received under the Company’s or any of its Affiliates’ 401(k) plan as a company match if the Executive was eligible to participate in such 401(k) plan for the 18 month period after the Executive’s Date of Termination and the Executive contributed the maximum amount to the plan for the match. Such amount shall be determined based on the assumption that the Executive would have received annual Base Salary plus Incentive Pay during such period in the amounts set forth in (ii) and (iii) above;
(vi) a lump sum cash payment equal to the difference between the present value of the Executive’s accrued pension benefits at the Executive’s Date of Termination under the Company’s or any of its Affiliates’ qualified defined benefit plan and (if eligible) any plan or plans sponsored by the Company or any of its Affiliates providing nonqualified retirement benefits (the qualified and nonqualified plans together being referred to as the “pension plans”) and the present value of the accrued pension benefits to which the Executive would have been entitled under the pension plans if the Executive had continued participation in those plans for the 18 month period after the Executive’s Date of Termination. Such amount shall be determined based on the assumption that the Executive would have received annual Base Salary plus Incentive Pay during such period in the amounts set forth in (ii) and (iii) above; and
(vii) any amounts earned, accrued or owing but not yet paid to the Executive as of the Date of Termination, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company or any of its Affiliates.
(viii) notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a termination event described in this Section 5.02, all stock options, stock appreciation rights, restricted stock, restricted stock units and other equity rights awarded by the Company or an Affiliate and held by the Executive will become fully vested and/or exercisable, as the case may be, on the Executive’s Date of Termination, and all stock options or stock appreciation rights held by the Executive shall remain exercisable for the period set forth in the award agreement covering the options or rights; provided, however, that for any rights where the vesting or payment of which are dependent on the attainment of performance goals, such rights shall vest or continue to vest and shall be paid subject to the determination or satisfaction of the performance or payment determinations or conditions as specified in the applicable plan or award agreement.

SECTION 5.03. Termination for Cause. If the Company terminates the Executive for Cause, the Executive shall be entitled to receive solely (i) the Base Salary through the Date of Termination; (ii) payment for all accrued, but unused, vacation time through the Date of Termination; and (iii) reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination. The Executive’s rights under any benefit plan or program shall be as set forth thereunder.
SECTION 5.04. Medical Benefits.
(a)     If the Employment Period is terminated as a result of a termination of employment as specified in Sections 5.01 and 5.02, the Executive and his dependents shall continue to receive his medical insurance benefits from the Company available through COBRA. If the Executive elects COBRA continuation coverage, the Executive shall continue to participate in all medical, dental and vision insurance plans the Executive was participating in on the Date of Termination, and the Company shall pay the applicable premium. During the applicable period of coverage described in the foregoing sentences, the Executive shall be entitled to benefits on substantially the same basis and cost as would have otherwise been provided had the Executive not separated from service. To the extent that such benefits are available under the above-referenced benefit plans and the Executive had such coverage immediately prior to termination of employment, such continuation of benefits for the Executive shall also cover the Executive’s dependents for so long as the Executive is receiving benefits under this Section 5.04(a). The COBRA Continuation Period for medical and dental insurance under this Section 5.04(a) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally eighteen (18) months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and “COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the Date of Termination falls and generally shall continue for an eighteen (18) month period.
(b)     If the Executive would have been eligible for post-retirement medical and dental coverage had the Executive retired from employment during the period of eighteen (18) months following the Executive’s Date of Termination, but is not so eligible as the result of the Executive’s termination, then, at the conclusion of the benefit continuation period described in Section 5.04(a) above, the Company shall take all commercially reasonable efforts to provide the Executive with additional continued group medical and dental coverage comparable to that which would have been available to the Executive from time to time under the post-retirement medical and dental benefit program, for as long as such coverage would have been available under such program. It is specifically acknowledged by the Executive that if such coverage is provided under a Company sponsored self-insured plan, it will be provided on an after-tax basis and the Executive will have income imputed to the Executive annually equal to the fair market value of the premium. If this coverage cannot be provided by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), then as an alternative, the Company will reimburse the Executive in lieu of such coverage an amount equal to the Executive’s actual and reasonable after-tax cost of continuing comparable coverage.
(c)     Reimbursement to the Executive pursuant to Sections 5.04(a) and (b) above will be available only to the extent that (i) such expense is actually incurred for any particular calendar year and reasonably substantiated; (ii) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (iii) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (iv) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, under subsection Section 5.04(a), no reimbursement will be provided for any expense incurred following the 18 months or for any expense which relates to coverage after such date.
SECTION 5.05. Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.
SECTION 5.06. Date of Termination. “Date of Termination” shall mean the later of the date the Notice of Termination is given or the end of any applicable correction period except as otherwise specifically provided herein.
SECTION 5.07. No Duty to Mitigate. The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in Sections 5.01 and 5.02 above, and no compensation or benefits described in Sections 5.01 and 5.02 shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Section 5.04.

SECTION 5.08. Release. Notwithstanding any other provision hereof, the Executive shall not be required by the Release to release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce Sections 5.01 and 5.02 of this Agreement, and claims for which the Executive is entitled to be indemnified under the Company’s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officer’s liability insurance policies.
ARTICLE 6
CONFIDENTIAL INFORMATION
SECTION 6.01. Confidential Information and Trade Secrets. The Executive and the Company agree that certain information, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, including, but not limited to, information, data and other materials relating to financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and consulting solutions and processes, constitute proprietary confidential information and trade secrets. The Executive agrees that the Company would be irreparably damaged if he were to disclose or use its proprietary confidential information and trade secrets on behalf of another person or entity. Accordingly, the Executive will not at any time during or after the Executive’s employment with the Company disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any Person, other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets. The foregoing obligations imposed by this Section 6.01 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive agrees that upon termination of employment with the Company for any reason, the Executive will immediately return to the Company all memoranda, books, paper, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. The Executive further agrees that the Executive will not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
ARTICLE 7
NONCOMPETITION
SECTION 7.01. Noncompetition.
(a) The Company and its Affiliates mine, extract, prepare, source, market, and sell coal (“Business Activity”) throughout the United States and internationally. The Company and its Affiliates invest significant resources in the training and development of its employees and in developing goodwill with its customers and vendors. As the Company’s Chief Administrative Officer, the Executive will have access to Company and Affiliate proprietary confidential information and trade secrets. The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates, the importance of the proprietary confidential information and trade secrets to which Executive will have access, and the position of responsibility which Executive will hold with the Company and accordingly agrees that:
(i) during the term of the Executive’s employment and for a period of two (2) years after the termination thereof, or from the date of entry by a court of competent jurisdiction of an order enforcing this Agreement (whichever is later), the Executive will not, except on behalf of the Company, directly or indirectly engage in any Business Activity which is in competition with any line of business conducted by the Company or any of its Affiliates in the Restricted Territory, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor, consultant, advisor, agent or sales representative, or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that engages in any Business Activity in competition with any line of business conducted by the Company or any of its Affiliates in the Restricted Territory. For this purpose, ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision;
(ii) during the term of the Executive’s employment and for a period of one (1) year after the termination thereof, or from the date of entry by a court of competent jurisdiction of an order enforcing this Agreement (whichever is later), the Executive will not, without the Company’s written consent, directly or indirectly, for himself or on behalf of any other person, partnership, company, organization, corporation or other entity perform or solicit the performance of services related to any competing Business Activity for any Customer or Prospective Customer of the Company or any of its Affiliates;
(iii) during the term of the Executive’s employment and for a period of one (1) year after the termination thereof, or from the date of entry by a court of competent jurisdiction of an order enforcing this Agreement (whichever is later), the Executive will not directly or indirectly solicit, encourage or take any other action intended to induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this Section 7.01, or (2) terminate such employee’s employment with the Company or any of its Affiliates; and
(iv) the Executive will not directly or indirectly assist others in engaging in any of the activities which are prohibited under clauses (i)-(iii) of this Section 7.01(a) above.
(b) The covenant contained in Section 7.01(a)(i) above is intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
(c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7.01 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
ARTICLE 8
EQUITABLE RELIEF
SECTION 8.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained in Sections 6.01 and 7.01 hereof are reasonable and necessary to protect the Company’s interests and that they do not preclude or unreasonably limit the Executive’s ability to earn a living, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01 or 7.01 hereof could cause irreparable harm to the Company for which money damages would be an inadequate remedy and it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01 or 7.01 hereof, the Company shall be entitled as a matter of right to an injunction, without a requirement to post bond, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents.
ARTICLE 9
MISCELLANEOUS
SECTION 9.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 9.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, the Company may at any time, with the consent of the Executive, modify or amend any provision of this Agreement or take any other action, to the extent necessary or advisable to ensure that this Agreement complies with or is exempt from Section 409A of the Code and that any payments or benefits under this Agreement are not subject to interest and penalties under Section 409A of the Code.
SECTION 9.03. Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.
SECTION 9.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
SECTION 9.05. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
SECTION 9.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
SECTION 9.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	CONSOL Energy Inc. 1000 CNX Center CONSOL Drive, Suite 100 Canonsburg, PA 15317-6506 Attn: Martha A. Wiegand

Copies of notices to the Company shall also be sent to:

McGuireWoods LLP Tower Two Sixty 260 Forbes Avenue, Suite 1800 Pittsburgh, PA 15222 Attn: Hannah T. Frank, Esq.
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
SECTION 9.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
SECTION 9.09. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 9.10. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Article 7 hereof) shall be resolved by arbitration. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The place of arbitration shall be Canonsburg, Pennsylvania or Washington County, Pennsylvania. The arbitrators shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. The prevailing party shall be entitled to an award of reasonable attorney fees. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.

Section 9.11. Binding Agreement. Except as otherwise provided herein, this Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company (or any predecessor or other entity previously affiliated with the Company), that relates to any matter that is also the subject of this Agreement, and such provisions in the other agreements will be null and void and Executive shall in no event be entitled to any payment under this Agreement that would result in a duplication of benefits under any other agreement maintained between the Company or a predecessor company. Pursuant to the terms of the Change in Control Severance Agreement, dated February 7, 2017 (the “Prior Change in Control Agreement”), by and among Executive and the General Partner, CONSOL Pennsylvania Coal Company LLC, and CNX Resources Corp., the Executive acknowledges that the distribution by CNX Resources Corp. to its stockholders of all the outstanding shares of common stock of the Company and the subsequent loss of control by CNX Resources Corp of the General Partner (by virtue of ownership of the voting securities of the General Partner and the ability to elect or appoint a majority of the members of the board of directors of the General Partner) constituted a “Change in Control” within the meaning of the Prior Change in Control Agreement and, in connection therewith, Executive hereby acknowledges and agrees that Executive (i) did not, as of the effective time of the separation, experience an “Involuntary Termination Associated With a Change in Control” (as defined in the Prior Change in Control Agreement) or other termination of employment described therein which would entitle Executive to severance payments or benefits thereunder and (ii) shall, after the date hereof, seek any severance payments or benefits provided under the terms of the Prior Change in Control Agreement solely from CNX Coal Resources LP (formerly named CNX Coal Resources LP, and/or CONSOL Pennsylvania Coal Company LLC, or the Company and not from CNX Resources Corp.

SECTION 9.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
SECTION 9.13. Survival. Sections 5.01, 5.02, 5.03, 5.04, 5.08, 6.01, 7.01, 8.01 and Article 9 hereof will survive and continue in full force in accordance with their terms notwithstanding the Executive’s termination employment and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder.
SECTION 9.14. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
SECTION 9.15. Internal Revenue Code Section 409A.
(a) If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)
(b) For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.
(c) For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) the Employee’s termination date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. §

1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.
(d) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive ) if the Executive is a ”specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such 6-month period will be paid immediately following the end of the 6-month period in the month following the month containing the 6-month anniversary of the date of termination.

SECTION 9.16 Limit on Payments by the Company.

(a)Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (ii) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of excise tax to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this Section 6, and any reduction shall be made in accordance with Section 409A of the Code. Except as set forth in the next sentence, all determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting or valuation firm used by the Company immediately prior to the Change in Control ("Firm"), which Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten (10) days of the Executive's Date of Termination. The value of the Executive's non-competition covenant under Section 9.16 of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Agreement Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Firm shall be binding upon the Company and the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CONSOL Energy Inc.

By:

/s/ James A. Brock
James A. Brock
President & Chief Executive Officer
Dated: February 15, 2018

/s/ Kurt R. Salvatori
Kurt R. Salvatori
Dated: February 15, 2018

Annex A
SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT
THIS SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of this              day of             ,             , by and between CONSOL Energy Inc. (the “Company”) and [________] (the “Executive”).
WHEREAS, the Executive formerly was employed by the Company as [______________];
WHEREAS, the Executive and Company entered into a Change in Control Severance Agreement, dated                     , 2018, (the “Employment Agreement”) which provides for certain payments and benefits in the event that the Executive’s employment is terminated on account of a reason set forth in the Change in Control Severance Agreement; and
WHEREAS, the Executive’s employment with the Company was terminated for reasons that qualify the Executive to receive certain payments and benefits, as set forth in Article 5 of the Employment Agreement, subject to, among other things, the Executive’s execution of this Release as defined therein.
NOW, THEREFORE, for and in consideration of the Company’s commitments in Article 5 of the Employment Agreement, and intending to be legally bound, the Executive and the Company hereby agree as follows:
1. (a) The Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Company, and the current and former welfare and other benefit plans sponsored by the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
Release of Age Discrimination Claims, Periods for Review and Reconsideration. Executive understands and agrees that this Agreement includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Executive acknowledges that he has been advised:

(i)	that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release;

(ii)	to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(iii)
to consider fully this release before executing it: (a) that he has been offered ample time and opportunity, in excess of twenty-one (21) days, to do so; and (b) that this release shall become effective and enforceable seven (7) days following its execution by Executive, during which (7) day period Executive may revoke this acceptance of this release by delivering written notice to: [Name, Title, Address]. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder or under Article 5 of the Employment Agreement.

(b) Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims related to the Executive’s right to receive the payments and benefits described in Article 5 of the Employment Agreement, as well as claims under any statute or common law that the Executive is legally barred from releasing, such as the Executive’s entitlement to vested pension benefits. Notwithstanding any other provision hereof, the Executive shall not release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce Sections 5.02 and 5.03 of the Employment Agreement, and claims for which the Executive is entitled to be indemnified under the Company’s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officers’ liability insurance policies.
(c) Nothing in this Agreement, including, without limitation, the non-disparagement and confidentiality obligations, prevents or prohibits Executive from filing a charge or complaint with a federal, state, or local governmental agency, such as the U.S. Equal Employment Opportunity Commission or the U.S. Securities and Exchange Commission, that is responsible for enforcing a law on behalf of the government or from cooperating with or participating in the government’s investigation of a charge or complaint. Executive understands and agrees, however, that because he is waiving and releasing all claims for monetary damages and any other form of personal relief in exchange for the benefits of this Agreement, that Executive will not seek or accept monetary damages or other forms of personal relief, other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Protection Act, through or resulting from any charge or complaint for any released claims. Should any third party bring any action, charge or claim against the Releasees on Executive’s behalf, including, without limitation, as a class, collective, or other representative action, Executive acknowledges and agrees that this Agreement provides him with full relief for any claims released under this Agreement, and he will not accept any additional relief for such claims asserted in that class, collective, or other representative action.
(d) The Executive represents and agrees by signing below that the Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases.
(e) To the fullest extent permitted by law, the Executive represents and affirms that (i) [other than             ,] the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief against any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive’s behalf; and (ii) [other than             ,] the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. The Executive agrees to promptly dismiss with prejudice all claims for relief filed before the date the Executive signs this Agreement.
3. The Executive further agrees and recognizes that the Executive’s employment relationship with the Company has been permanently severed, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ the Executive in the future.
4. The Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Releasees including, but not limited to, statements relating to the operation or management of the Company, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement. It is expressly understood that any violation of the non-disparagement obligation imposed hereunder constitutes a material breach of this Agreement.
5. The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims, the Executive would not have been entitled to the payments and benefits set forth in Article 5 of the Employment Agreement.
6. This Agreement contains the entire agreement between the Company and the Executive relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement. To the extent Employee has entered into other agreements with the Company that are not in conflict with this Agreement, including, but not limited to the Employment Agreement, the terms of this Agreement shall not supersede, but shall be in addition to such other agreements.
7. The Executive agrees not to disclose the terms of this Agreement or the Employment Agreement to anyone, except the Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.
8. The Executive represents that the Executive has returned to the Company and does not presently have in the Executive’s possession or control any records and business documents, whether electronic or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. In addition, the Executive has or will promptly return in good condition any other Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Executive’s request, the Company will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Executive.
9. Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
10. The parties agree and acknowledge that the agreement by the Company described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.
11. The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in Articles 6 and 7 of the Employment Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth in Article 5 of the Employment Agreement, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Notwithstanding the foregoing, the Executive acknowledges that if the Executive breaches Articles 6 and 7 of the Employment Agreement, and if the Company terminates or recovers any of the payments or benefits provided under Article 5 of the Employment Agreement (as provided for in Articles 6 and 7 of the Employment Agreement), the release provided by Section 1 of this Agreement shall remain valid and enforceable.
12. The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
13. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
14. The Executive certifies and acknowledges as follows:
(a) That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship; and
(b) That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and
(c) That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.
Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment and General Release Agreement this              day of             ,             .

Witness:
Executive: [__________]

CONSOL Energy Inc.

By:	Witness:
Name:
Title: